STANDARD INDUSTRIAL LEASE AGREEMENT

Landlord:	WELSH FOUNTAIN LAKES, L.L.C.

Tenant:	Leonard’s Metal, Inc., a Missouri corporation

Premises:	411 Fountain Lakes Blvd. St. Charles, Missouri 63301

Date:	June 9, 2006

TABLE OF CONTENTS

Paragraph	Page

Term Summary

1. Granting Clause

1.1. Premises
1.2. Common Areas

2. Premises

2.1. Acceptance
2.2  Delay in Delivery
2.3. Early Possession
2.4. Measurement of Premises

3. Use

3.1.
3.2.
3.3.

4. Base Rent

4.1. Payment
4.2. No Offset

5. Security Deposit

6. Operating Expense Payments

6.1. Estimated Payments
6.2 Taxes
6.3 Insurance Premiums
6.4. Actual Payments
6.5 Audit
1 3 3 4 4 4 5 5 5 6 6 6 6 7 7 7 8 9 9 10 10 11 11

i

7. Utilities

8. Taxes

9. Insurance

9.1. Landlord’s Insurance
9.2. Tenant’s Insurance
9.3. Waiver of Subrogation

10. Landlord’s Repairs

11. Tenant’s Repairs

12. Tenant Improvements and Trade Fixtures

12.1. Tenant Improvements
12.2. Trade Fixtures

13. Signs

14. Parking

15. Fire and Casualty Damage

15.1. Notice
15.2. Landlord’s Repair
15.3. Base Rent Abatement

16. Condemnation

17. Assignment and Subletting

17.1. General
17.2. Affiliate Transfers
17.3. Termination
17.4. Additional Compensation
17.5. No Release
17.6. Landlord Transfer

18. Indemnification and Waiver

19. Inspection and Access

20. Quiet Enjoyment

21. Surrender

21.1. Removal/Repair
21.2. Survival
11 12 12 12 13 13 13 13 14 14 15 15 16 16 16 16 16 17 17 17 18 18 18 18 18 18 19 19 20 20 20

22. Holding Over

23. Events of Default

24. Landlord’s Remedies

24.1. General
24.2. Lease Termination
24.3. Possession Termination
24.4. No Waiver

25. Landlord’s Default and Liability

25.1. Landlord’s Default
25.2. Landlord’s Liability

26. Intentionally Omitted

27. Subordination

28. Mechanic’s Liens

29. Intentionally Omitted

30. Estoppel Certificates

31. Environmental Requirements

31.1. General
31.2. Indemnity
31.3. Assessments

32. Mortgagee’s Requirements

33. Rules and Regulations

34. Security Service

35. Force Majeure

36. Entire Agreement

37. Severability

38. Brokers

39. Limited Waiver

40. Miscellaneous
20 20 21 21 21 21 22 23 23 23 23 23 24 24 24 24 24 25 25 25 25 26 26 26 26 27 27 27

EXHIBITS

Exhibit A -	Legal Description
Exhibit B -	Floor Plan
Exhibit C -	Renewal Option
Exhibit D -	Commencement Date Confirmation
Exhibit E -	Landlord’s Work
Exhibit F -	First Right of Refusal
Exhibit G -	Site Plan
Exhibit H -	Machinery and Equipment
Exhibit I -	Materials and Substances
Exhibit J -	Guaranty

STANDARD INDUSTRIAL LEASE AGREEMENT

THIS STANDARD INDUSTRIAL LEASE AGREEMENT (this “Lease”) is made this 9th day of June, 2006, between WELSH FOUNTAIN LAKES, L.L.C. (“Landlord”), and the Tenant named below.

Tenant:	LEONARD’S METAL, INC., a Missouri corporation
Tenant’s Representative: Address, and Phone No.:	Mr. Lawrence E. Dickinson Leonard’s Metal, Inc. 3600 Mueller Road St. Charles, Missouri 63301
Project/Building:

The building containing 114,000 square feet of floor area (the Standard Method for Measuring Floor Area for this Building is measuring from the outside wall of the Building) that is commonly known as 401-411 Fountain Lakes Blvd., St. Charles, Missouri 63301, and located on the parcel of real property described on Exhibit A hereto (“Land”).

Premises:

The premises located within the Project containing approximately 65,580 square feet of floor area (the Standard Method for Measuring Floor Area for the Premises is from the outside wall of the Building to the Center of a demising wall, if any) and depicted on the floor plan attached as Exhibit B hereto, and commonly known as 411 Fountain Lakes Blvd., St. Charles, Missouri 63301.

Lease Term:

One Hundred and Twenty (120) full calendar months, and the portion of any additional calendar month at the beginning of the term to allow a minimum of One Hundred and Twenty (120) full calendar (1st of month to last day of month) months.

Scheduled Commencement Date:	September 1, 2006 provided, however, in no event shall the Commencement Date be earlier than the date of Landlord’s receipt of a Certificate of Occupancy for the Premises.

Annual Base Rent PRSF:
Monthly Base Rent:

Period		Square Foot	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Installment of Rent
from	through
Month 1	Month 24	65,580	$5.55	$363,969.00	$30,330.75
Month 25	Month 48	65,580	$6.05	$396,759.00	$33,063.25
Month 49	Month 72	65,580	$6.55	$429,549.00	$35,795.75
Month 73	Month 96	65,580	$7.05	$462,339.00	$38,528.25
Month 97	Month 120	65,580	$7.55	$495,129.00	$41,260.75

Proportionate Share (i.e., 65,580 square feet divided by 114,000 square feet):		57.53%

Total Estimated Annual Operating Expense Payments: (estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease)	Common Area and Insurance charges: Real Estate Taxes:	$0.78 psf $0.62 psf

Total Estimated Annual Operating Expense Payments:	$1.40 psf/$91,812
Estimated Monthly Operating Expense Payment:	$7,651.00
Total Monthly Base Rent and Estimated Monthly Operating Expense Payments:	$37,981.75

Security Deposit:	$37,981.75

Broker:
Tenant and Landlord hereby acknowledge that the foregoing disclosure has been previously made: Colliers Turley Martin Tucker Agent Jeff Hawley was the Landlord’s Agent (the “Listing Broker”) and was serving solely as Agent for the Landlord in connection with this Lease. C.B. Ellis Agent Thomas Ray was the Tenant’s Agent and was serving solely as Agent for Tenant in connection with this Lease. Both Landlord and Tenant acknowledge that this disclosure has been made to them. Landlord will pay Tenant’s Agent a commission of four percent (4%) of the total base rent for the first five (5) years upon execution of this Lease and Exhibit E being agreed upon, being $78,040.20, and a two percent (2%) commission of the total base rent for the last five (5) years payable upon Tenant occupying the Premises, in the amount of $46,889.70.

Condition of Premises:	As set forth in Paragraph 2.1 hereof.

Renewal Option:	In accordance with Exhibit C hereto.

First Right of Refusal:	In accordance with Exhibit F hereto.

Commencement Date Confirmation:	Tenant agrees to execute the Commencement Date Confirmation in the form attached hereto as Exhibit D.

1. GRANTING CLAUSE.

1.1. Premises. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

1.2. Common Areas.

(a) Landlord hereby grants Tenant for the benefit of Tenant and its employees, agents, suppliers, shippers, customers and invitees during the Lease Term, the non—exclusive right to use, in common with others entitled to such use (including Landlord), the Common Areas (as hereinafter defined) as they exist from time to time, subject to all rights reserved by Landlord hereunder and under the terms of all reasonable rules and regulations promulgated by Landlord from time—to—time with respect thereto. Landlord reserves the right from time to time to (i) make changes in the Common Areas, including, without limitation, changes in location, size, shape and number of driveways, entrances, parking spaces (provided that the number of parking spaces provided for Tenant’s use pursuant to Paragraph 14 of this Lease shall not be reduced), parking areas (provided that the location of the parking spaces provided for Tenant’s use pursuant to Paragraph 14 of this Lease shall not change), loading and unloading areas (provided Tenant has loading and unloading areas adjacent to the Premises in accordance with Tenant’s Proportionate Share), ingress, egress, direction of traffic, landscaped areas and walkways; (ii) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) construct additional buildings, parking areas, loading dock facilities and other improvements within the Common Areas; and (iv) do and perform such other acts and make such other changes in, to or with respect to the Common Areas as Landlord may, in the exercise of sound business judgment, deem appropriate provided, however, that any exercise by Landlord of any right granted Landlord in this sentence shall not unreasonably interfere with or disrupt, or have a material adverse effect on, Tenant's business operations in the Premises. As used herein, the term “Common Areas” means all areas and facilities outside the Premises and within the exterior land boundary lines of the Project that are provided and designated by Landlord as such from time to time for general non—exclusive use, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas. No rule or regulation regarding the use of Common Areas promulgated by Landlord shall materially conflict with or materially diminish any right granted to Tenant under this Lease. On or prior to the Commencement Date, Landlord shall provide Tenant a copy of any such existing rules and regulations. Landlord shall provide Tenant fifteen (15) days written notice of any amendment to any existing rules and regulations or the adoption of any new rules and regulations regarding the use of the Common Areas.

2. PREMISES.

2.1. Condition of Premises; Acceptance. Landlord represents and warrants that as of the date hereof and as of the Commencement Date, (i) the Premises, including without limitation Landlord’s Work (as defined in Exhibit E hereto) comply in all material respects with all applicable laws, ordinances and regulations (“Laws”) and any covenants or restrictions of record in effect (provided, however, that said representations and warranties shall not apply to any Tenant Improvements made by Tenant prior to the Commencement Date); (ii) the roof, existing electrical, mechanical, plumbing, heating, ventilation and air conditioning equipment and systems serving the Premises comply in all material respects with the requirements of all applicable Laws, are in good working order and condition; (iii) Landlord is the owner in fee of the Project; and (iv) Landlord has full power and authority to lease the Premises to Tenant. Tenant acknowledges that except as otherwise expressly set forth in this Lease, Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of

Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. Landlord hereby covenants and agrees that Landlord shall construct and install Landlord’s Work in accordance with the terms and conditions contained in Exhibit E hereto. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be deemed to have accepted the Premises until Landlord’s Work is Substantially Completed (as defined in Exhibit E) and Landlord is able to deliver a certificate of occupancy for and possession of the Premises to Tenant. Tenant shall cooperate with Landlord as reasonably required to obtain the Certificate of Occupancy. Except for any defective condition in the Premises caused by Tenant or its contractors, employees or agents, Tenant’s taking possession of the Premises on the Commencement Date shall not constitute Tenant’s acceptance of any defective condition in the Premises. Landlord warrants that Landlord’s Work shall be free from defects in material and workmanship for a period of one (1) year from the Commencement Date. If during said one (1) year period, any part of Landlord’s Work is found to be defective and such defect was not caused by Tenant and/or its contractors, employees or agents, Landlord, at Landlord’s sole cost and expense, shall correct it promptly after receipt of written notice thereof from Tenant. Except as otherwise expressly set forth in this Lease, in no event shall Landlord be liable for any defects in the Premises or for any limitation on its use.

2.2. Delay in Delivery. If this Lease is executed before the Premises become vacant or otherwise ready for occupancy by Tenant or if any present occupant holds over, or any other tenant holds a right of first refusal or similar right, and Landlord cannot acquire possession of the Premises before the Scheduled Commencement Date or if Landlord’s Work is not Substantially Completed (as defined in Exhibit E) and Landlord is unable to an occupancy permit for the Premises and possession of the Premises to Tenant by the Scheduled Commencement Date, then (i) Tenant’s obligation to pay Base Rent hereunder shall be waived until Landlord’s Work is Substantially Completed and Landlord is able to deliver an occupancy permit for the Premises and possession of the Premises to Tenant; (ii) the Lease Term shall be extended by the time elapsing between the Scheduled Commencement Date and the date on which Landlord’s Work is Substantially Completed and Landlord is able to deliver an occupancy permit for the Premises and possession of the Premises to Tenant (which date will then be defined as the Commencement Date); (iii) Landlord shall not be in default hereunder or be liable for damages therefor; and (iv) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall the Commencement Date be earlier than the date on which Landlord obtains a Certificate of Occupancy permitting Tenant to occupy the Premises. Once the Commencement Date is determined, Tenant shall execute and deliver to Landlord, within 5 days after Landlord’s written request, a Commencement Date Confirmation in the form attached hereto as Exhibit D. Notwithstanding the foregoing, if Landlord has not delivered possession of the Premises to Tenant by the date that is one hundred fifty (150) days from the date the Construction Drawings per Exhibit E are approved, Tenant shall have the right to terminate this Lease by written notice to Landlord, with no further liability to either party. Notwithstanding anything to the contrary herein, the one hundred fifty (150) days shall be extended day for day due to any delay caused by Tenant, Force Majeure, and/or governmental approval delays not resulting from an action of Landlord.

2.3. Early Possession. Tenant shall have thirty (30) days immediately prior to the date by which Landlord in good faith believes Landlord’s Work shall be Substantially Completed in order to install Tenant’s Trade Fixtures and do fixturing work and other work required for Tenant to conduct its business in the Premises with no rent or other charge of any kind imposed on or owed by Tenant. This Lease shall be in full force and effect, including, but not limited to, the insurance and indemnification provisions, during the thirty (30) day period that Tenant is allowed to do the fixturing work and/or Tenant’s work to the Premises. Tenant shall not be allowed to commence business prior to the Commencement Date, and if Tenant commences business, then Tenant shall pay Monthly Base Rent in the amount of $30,330.75 plus a monthly operating expense payment in the amount of $7,651.00, and such other charges as set forth herein from the date Tenant begins doing business to the Commencement Date, and said payment shall be due on the Commencement Date. Any amounts to be paid to Landlord by Tenant for any partial calendar month pursuant to this paragraph 2.3 shall be prorated.

2.4. Measurement of Premises. At any time during the period commencing on the date hereof and ending upon the expiration of the first six (6) months of the Lease Term, Tenant’s architect, Valerio Dewalt Train Associates, Inc. (“Tenant’s Architect”) may measure the actual square feet of floor area contained within the Premises (the “Floor Area”), as determined by reference to the Standard Method for Measuring Floor Area being from the outside wall of the Building to the middle of a demising wall, if any. If Tenant’s Architect’s measurement of the Floor Area is more or less than the floor area of the Premises set forth on page 1 of this Lease, Base Rent and Tenant’s Proportionate Share (as defined in Paragraph 6.4 of this Lease) shall be proportionally adjusted. Tenant’s Architect shall advise Landlord of the measurement within ten (10) days after the measurement occurs. Landlord shall then have twenty (20) days to obtain a measurement from Landlord’s Architect. If Landlord does not accept Tenant’s Architect’s measurement, then Landlord shall advise Tenant within ten (10) days after Landlord’s Architect has measured the floor area. The Tenant’s Architect and Landlord’s Architect shall have fifteen (15) days to resolve any differences and/or measurements. If Landlord’s and Tenant’s Architects are unable to resolve their differences within fifteen (15) days, then Landlord’s and Tenant’s Architects shall choose a third Architect who shall measure the floor space. The Landlord and Tenant shall equally pay the third Architect, and the third Architect’s measurement shall be binding on Landlord and Tenant.

3. USE.

3.1. Permitted Use. The Premises shall be used only for general office purposes and for the light manufacturing and assembly, storage, warehousing, inventory and distribution of aircraft components and related purposes or any other purpose approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord objects to a requested change in use of the Premises, Landlord shall, within thirty (30) business days after receiving such request from Tenant, give written notification of same, which notice shall include an explanation of Landlord’s objections to the requested change in use. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste thereon.

3.2. Compliance With Laws. Tenant, at its sole expense, shall comply in all material respects with all Laws (including, without limitation, Environmental Requirements, as defined herein, and laws regarding access for handicapped or disabled persons), ordinances and regulations, and all declarations, covenants, and restrictions, applicable to Tenant’s use or occupation of the Premises (provided that Landlord gives Tenant a copy of any such declaration, covenants and restrictions prior to the Commencement Date), and with all governmental orders and directives of public officers which impose any duty or restriction applicable to Tenant's use or occupation of the Premises. Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for the cost of all work required to cause any Tenant Improvements installed in the Premises by Tenant to comply with the retrofit requirements of the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time, or required as a result of Tenant’s use of the Premises (other than retrofit work whose cost has been particularly identified as being payable by Landlord in an instrument signed by Landlord and Tenant and any retrofit work required in connection with the performance of Landlord’s Work, regardless of whether such cost is incurred in connection with retrofit work required in the Premises or in other areas of the Building.

3.3. Prohibited Use. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other tenants of the Project. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused solely by Tenant’s use of the Premises, then Tenant shall pay the amount of such increase to Landlord (provided that Landlord has previously delivered to Tenant a certified statement from Landlord's insurance carrier stating that the rate increase was caused solely by an activity of Tenant on the Premises). Except as otherwise expressly set forth in this Lease, outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. No use shall be made of the Premises that would constitute the Premises as a place of public accommodation under the Americans with Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Landlord expressly acknowledges and agrees that notwithstanding anything to the contrary contained in this Paragraph 3.3, (i) Tenant may install and use within the Premises, kitchen type facilities and appliances for the purpose of providing food and drink to Tenant’s employees and invitees, (ii) the emission of certain odors and the generation of certain vibrations and noises are incidental to the operation of Tenant’s business on the Premises and provided that such noise, vibrations and odors do not violate any applicable Laws, and/or do not unreasonably disturb other tenants, then the generation of such odors, vibrations and noise by Tenant on the Premises shall not constitute a violation of this Paragraph 3.3, (iii) Tenant shall have the right to install, at Tenant’s sole cost and expense, a backup generator in a location that is in close proximity to the Premises and reasonably acceptable to Tenant and Landlord, and (iv) Tenant may request from Landlord, and Landlord shall in good faith work with Tenant, so that Tenant may have the right to use, without any additional charge to Tenant, up to approximately 5,000 square feet of the parking area for outside storage/staging (said portion of the parking area being hereinafter referred to as the “Exterior Storage Area”) provided that Tenant obtains approval to do so from the City of St. Charles, Missouri and complies with any screening requirements imposed by such City as a condition of such approval. Tenant recognizes that in order for Landlord to allow Tenant to have the Exterior Storage Area, Tenant may have to eliminate and/or reduce the number of parking spaces Tenant receives per paragraph 14. The location for the Exterior Storage Area is depicted on the Site Plan attached hereto as Exhibit G and hereby made a part hereof. Tenant is hereby granted an easement over the Land for the purposes of installing, using, maintaining and repairing Tenant’s backup generator and the Exterior Storage Area.

4. BASE RENT.

4.1. Payment. Tenant shall pay Base Rent in the amount set forth on page 1 of this Lease. The first month’s installment of Base Rent, the Security Deposit, and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the date hereof, and Tenant promises to pay to Landlord in advance, without demand, deduction or set—off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Any monthly installment of Base Rent for any fractional calendar month shall be prorated based on the number of days in the applicable calendar month. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. If Tenant is delinquent in any monthly installment of Base Rent, estimated Operating Expenses or any other sums due hereunder, Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent sum following the occurrence of any Event of Default and the expiration of any applicable cure period. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty or as limiting Landlord’s remedies in any manner. Notwithstanding the foregoing, Landlord shall waive the late charge owed by Tenant, if any, once per year.

4.2. No Offset. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set—off any rent due hereunder except where expressly provided in this Lease.

5. SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date hereof the Security Deposit, which shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay any payments due under this Lease that are delinquent after the giving of any required notice and the expiration of any applicable cure period provided in this Lease, and the cost of any damage, injury, expense or liability directly caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. On Tenant's receipt of Landlord's written demand, Tenant shall pay Landlord the amount that will restore the Security Deposit to its original amount. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. If no Event of Default shall exist at the expiration or earlier termination of this Lease, Landlord shall return the Security Deposit to Tenant within thirty (30) business days after the expiration or earlier termination of this Lease. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease, the Premises and the Security Deposit to a person or entity assuming Landlord’s obligations under this Paragraph 5 provided that such person or entity agrees in writing to assume Landlord’s obligations respecting the Security Deposit under this Paragraph 5.

6. OPERATING EXPENSE PAYMENTS.

6.1. Estimated Payments. During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as reasonably estimated by Landlord from time to time, of Tenant’s Proportionate Share (hereinafter defined) of Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated. For the purposes of this Lease, the term “Operating Expenses” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated Common Areas), including but not limited to the following:

(a) wages and salaries of all employees, agents, consultants and other individuals or entities engaged in the operation, repair, replacement, maintenance, and security of the Project, including taxes, insurance and benefits relating thereto;

(b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project;

(c) annual cost of all capital improvements made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any amendment to any existing law or any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(d) cost of all utilities, other than the cost of utilities actually reimbursed to Landlord by the Project’s tenants (including Tenant under paragraph 7 of this Lease);

(e) cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith;

(f) all taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments, attributable to the Project (or its operation) and the Common Areas, excluding, however, federal, state, and local inheritance, income and estate taxes but excluding real estate taxes and assessments (collectively, “Taxes”); if the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Land or the Project, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof;

(g) cost of repairs, replacements (excluding any capital improvements, except as set forth in (c) hereinabove), and general maintenance of the Project (including all truck court areas, loading docks, paving and parking areas, truck bumpers, levelers, and truck doors), other than costs necessary to assure the structural soundness of the roof (and roof repairs), foundation and exterior walls of the Project which are payable solely by Landlord under Paragraph 10; and

(h) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Project (including, without limitation, alarm service, window cleaning, exterior painting, mowing, trash collection, snow, ice, debris and waste removal, and landscape maintenance) and the customary and reasonable costs of appealing or securing a reduction in the real estate taxes levied against the Project and actually incurred by Landlord (provided that if Landlord is unsuccessful in obtaining a reduction of or a limit on any increase in any such real estate taxes at the initial hearing regarding such matter, and Landlord thereafter elects to appeal the decision therefrom, Tenant’s liability with respect to the cost of such appeal shall be limited to Tenant’s Proportionate Share of the tax savings achieved from such appeal with respect to the first tax year such tax savings are recognized by Landlord).; and

(i) Management Fees incurred solely in connection with the management of the Project, which shall not exceed three percent (3%) of the annual base rents of Tenant as set forth in the table on page 1.

There are specifically excluded from the definition of the term “Operating Expenses” costs (1) for capital improvements made to the Project, other than capital improvements described in subparagraph (c) above, capital improvements required to correct work that, when initially performed by Landlord, was performed in violation of the then existing Laws governing the performance of such work and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of Common Areas and the like; (2) for repair, replacements and general maintenance paid by proceeds of insurance or pursuant to warranties or by Tenant or other third parties, and alterations attributable solely to tenants of the Project (including maintenance and repair of other tenants’ loading docks) other than Tenant; (3) for interest, amortization or other payments on loans to Landlord; (4) for depreciation of the Project; (5) for leasing commissions; (6) for curing defaults by

Landlord or other tenants of the Project; (7) for performing work expressly provided in this Lease to be borne at Landlord’s expense; (8) for federal income taxes imposed on or measured by the income of Landlord from the operation of the Project, (9) for legal fees associated with the preparation, interpretation and/or enforcements of leases, (10) for the cost of services separately charged to and paid by another tenant in the Project, (11) expenses for the defense of Landlord’s title to the Project and (12) the cost of any artwork..

After the first year, Landlord and Tenant agree that Tenant’s Proportionate Share of the controllable Operating Expenses shall not increase more than four percent (4%) per annum over Tenant’s Proportionate Share of the previous year’s controllable Operating Expenses. The non-controllable Operating Expenses shall be defined as snow removal, insurance, taxes and utilities, which are not subject to the cap stated in the preceding sentence.

6.2. Taxes. Tenant’s obligation to pay Taxes is limited to Tenant’s Proportionate Share of the Taxes regarding the Project. Tenant must pay Tenant’s Proportionate Share of the Taxes at the time and in the manner set forth under Paragraph 6.1, subject to adjustment under Paragraph 6.4.

6.3. Insurance Premiums. Tenant’s obligation to pay insurance premiums is limited to Tenant’s Proportionate Share of insurance premiums regarding the Project. Tenant must pay Tenant’s Proportionate Share of the insurance premiums at the time and in the manner set forth in Paragraph 6.1, subject to adjustment under Paragraph 6.4.

6.4. Actual Payments. If Tenant’s total payments for any year are less than Tenant’s Proportionate Share of actual Operating Expenses for such year, Tenant shall pay the difference to Landlord within 30 days after demand. If the total payments of Tenant for any year are more than Tenant’s Proportionate Share of actual Operating Expenses for such year, Landlord shall retain such excess and credit it against Tenant’s next payments. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. Settlement of Tenant’s obligation for Operating Expenses for the last year of the Lease Term shall be made pursuant to Paragraph 21. Tenant’s “Proportionate Share” shall be a fraction having as its numerator the floor area of the Premises and as its denominator the total floor area of the Project, all as reasonably determined by Landlord. Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service made by Landlord in accordance with the terms of this Lease that benefits only the Premises or only a portion of the Project that includes the Premises. The estimated Operating Expenses for the Premises set forth on the first page of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

6.5. Audit. Landlord shall maintain books and records reflecting the Operating Expenses actually paid by Landlord in accordance with sound accounting and management practices. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a reasonably detailed statement of the actual amount of Tenant’s Proportionate Share of Operating Expenses for such calendar year setting forth (a) Landlord’s actual cost for Operating Expenses for the applicable calendar year by category and amount; (b) the actual amount due from Tenant for Tenant’s Proportionate Share of such Operating Expenses and (c) the sum of the estimated monthly installments paid by Tenant during the applicable calendar year, and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed by Tenant and the estimated monthly installments paid by Tenant during such calendar year. Tenant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following the respective delivery of any such statement. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant must agree to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such statement within said ninety (90) day period, such statement shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on any such statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord and Tenant shall use good faith efforts to resolve such exception within forty—five (45) days thereafter. In the event Landlord and Tenant do not resolve such exception within such forty-five (45) day period, Landlord shall cause a qualified independent certified public accountant designated by Landlord from a list of not less than three (3) such accountants selected by Tenant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such accountant’s determination unless Landlord’s original determination of Tenant’s Proportionate Share of Operating Expenses overstated the amount thereof by more than five percent (5%).

7. UTILITIES. Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, security services, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. Landlord shall have the right to cause at Tenant’s expense any of said services to be separately metered or charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers to Tenant). Gas, water and electricity serving the Premises shall be separately metered by meters installed by Landlord as part of the Landlord’s Work and directly billed by the utilities or service providers to Tenant. Landlord shall not be liable for any interruption or failure of utilities or any other service to the Premises and no such interruption or failure shall result in the abatement of rent hereunder or otherwise permit Tenant to terminate this Lease. Notwithstanding anything in this Lease to the contrary, Landlord shall use commercially reasonable efforts to promptly restore utility service, provided that such restoration is within Landlord’s control. In the event restoration of service is within Landlord’s control and Landlord fails to restore such service within five (5) business days after receiving notice from Tenant, thereby causing the Premises to be rendered untenantable by Tenant (meaning that Tenant is unable to use such space in the normal course of its business) for more than five (5) consecutive business days after Landlord’s receipt of notice from Tenant of the interruption of such service and Landlord’s failure to restore such service within said five (5) business day period, Monthly Base Rent and the monthly Operating Expense payment payable by Tenant under this Lease shall abate on a per diem basis for each day after such five (5) business day period during which the Premises remain untenantable. Tenant agrees to limit use of water and sewer for normal restroom use and nothing herein contained shall impose upon Landlord any duty to provide sewer or water usage for other than normal restroom usage.

8. TAXES. Landlord agrees to pay all Taxes that accrue against the Project during the Lease Term, which shall be included as part of the Operating Expenses charged to Tenant hereunder, provided Landlord shall have the right to contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof. If Landlord decides not to contest the real estate taxes, then Tenant shall have the right, at Tenant’s sole expense, to contest the real estate taxes with the appropriate legal authority. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise, tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent. The foregoing shall not include taxes on Landlord’s taxable income as determined under federal, state and local income tax laws. Taxes shall not include any interest, fines or penalties charged to Landlord as a result of Landlord’s failure to timely pay any Taxes due or any taxes that may be levied upon or against any personal property of Landlord. If Taxes are levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.

9. INSURANCE.

9.1. Landlord’s Insurance. Landlord shall maintain flood insurance and such fire and extended coverage insurance covering the Project (including, without, limitation, all improvements to the Premises installed by Landlord as part of Landlord’s Work) in an amount not less than one hundred percent (100%) of the replacement cost of the Project, as Landlord deems appropriate. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance. All such insurance shall be included as part of the Operating Expenses charged to Tenant hereunder. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance, which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises as provided in Paragraph 3.3 of this Lease.

9.2. Tenant’s Insurance. Tenant, at its own expense, shall maintain during the Lease Term a policy or policies of: fire and extended coverage insurance covering the replacement cost of all property and improvements, installed or placed in the Premises by Tenant; worker’s compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; commercial liability insurance, with liability limits of not less than $5,000,000 combined single limit per occurrence (together with such reasonable umbrella coverage as Landlord may require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises; provided, however, that Landlord may from time to time require a reasonable increase in any such limits (but not more frequently than every three (3) years). The commercial liability policies shall name Landlord as an additional insured, insure on an occurrence and not a claims—made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days prior written notice shall have been given to Landlord, and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance. Nothing in this Paragraph 9.2 shall prevent Tenant from taking out insurance of the kind and in the amount provided for under this Paragraph 9.2 under a blanket insurance policy or policies carried by Tenant provided, however, that such policies of blanket insurance shall, as respects the Premises, contain the various provisions required of such an insurance policy by this Paragraph 9.2.

9.3. Waiver of Subrogation. The fire and extended coverage insurance obtained by Landlord and Tenant covering their respective property shall include a waiver of subrogation by the insurers of all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees, and contractors, in connection with any loss or damage thereby insured against. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk covered by fire and extended coverage property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver.

10. LANDLORD’S REPAIRS. Landlord shall maintain, at Landlord’s expense, only the structural soundness of the roof (including roof repairs), foundation, floor slab, and exterior walls of the Project in good repair and safe condition and in accordance with the requirements of applicable Laws, reasonable wear and tear and casualty losses and damages caused by Tenant excluded, but subject to the waiver of subrogation contained in Paragraph 9.3 of this Lease. The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair. Landlord shall exercise due diligence in making the repairs which are the obligation of Landlord under this Paragraph 10.

11. REPAIR OF COMMON AREAS; TENANT’S REPAIRS. Except only those repairs for which Landlord is responsible under Paragraph 10, Landlord, at Tenant’s cost and expense as set forth in paragraph 6 above, shall maintain in good repair and condition all parts of the Common Areas and the parking areas, driveways, alleys, exterior lighting and landscape and grounds surrounding the Project and the Premises. Without limiting the foregoing, Landlord shall, at Tenant’s cost and expense as set forth in paragraph 6 above, maintain the heating, ventilating and air conditioning equipment serving the Premises. Tenant, at Tenant’s expense, shall maintain all other mechanical systems and components that solely serve the Premises, including interior lighting, electrical systems, and plumbing lines and equipment, reasonable wear and tear and condemnation and casualty losses excepted. Tenant shall reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses incurred by Landlord in the performance of its obligations under this Paragraph 11 in accordance with the provisions of Paragraph 6, above, except to the extent such repairs and replacements are covered by insurance on the Project under policies naming Landlord as the insured. Notwithstanding the foregoing, Landlord may at any time, upon thirty (30) days’ written notice, require Tenant to assume timely maintenance and repair obligations for the heating, ventilating and air conditioning equipment serving solely the Premises. In such case, Tenant, at its own cost and expense and subject to Landlord’s prior right to contract for such services, shall enter into and deliver to Landlord one or more maintenance service contracts reasonably acceptable to Landlord with a contractor(s) approved by Landlord (such approval not to be unreasonably withheld) for the heating, ventilating and air conditioning system and equipment serving solely the Premises. The service and maintenance contract(s) must include all services reasonably required by Landlord and must become effective within 30 days after Landlord’s written request therefor. In the event Tenant does not so deliver the service contract(s), and/or if Tenant does not adequately maintain the portions of the Premises that Tenant is responsible for maintaining under this Paragraph 11, then after the giving of any required notice and the expiration of any applicable cure period provided in this Lease, Landlord shall have the right to contract for said service without notice to Tenant, and Tenant shall upon demand reimburse Landlord for the full cost thereof. Subject to the provisions of Paragraph 9.3 and Paragraph 15 of this Lease, Tenant shall repair and pay for any damage to the Premises or the Project caused by Tenant and Tenant’s employees, agents, or invitees, or caused by Tenant’s default hereunder except to the extent covered by Landlord’s insurance. Notwithstanding any provision of this Lease to the contrary, Tenant’s obligations under this Paragraph 11 shall not include making (i) any repair or improvement necessitated by the negligence or willful misconduct of Landlord, its agents, employees or servants, which repair shall be the responsibility of Landlord; (ii) any repair or improvement required by Landlord’s failure to perform its obligations under this Lease or under any other agreement between Landlord and Tenant, which repair shall be the responsibility of Landlord; or (iii) any structural or seismic repairs, improvements or alterations to the Premises or Project.

12. TENANT IMPROVEMENTS AND TRADE FIXTURES.

12.1. Tenant Improvements. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises after the completion of the Landlord Work (not including Tenant’s Trade Fixtures) (“Tenant Improvements”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All Tenant Improvements shall comply with applicable insurance requirements (provided that Landlord shall advise Tenant in writing of any such requirements of Landlord’s insurers) and with applicable Laws, including, without limitation and to the extent applicable Laws, regarding removal or alteration of structural or architectural barriers to handicapped or disabled persons (and Tenant shall construct at its expense any alteration required by such Laws, as they may be amended). All Tenant Improvements shall be constructed in a good and workmanlike manner and only good grades of materials shall be used. All plans and specifications for any Tenant Improvements shall be submitted to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord may thereafter monitor construction; and Tenant shall reimburse Landlord for its reasonable actual costs in reviewing plans and documents and in monitoring construction (such costs not to exceed two percent (2%) of the cost to construct the applicable Tenant Improvements in the aggregate). Landlord shall have a period of thirty (30) days after the date on which Landlord receives any such plans and specifications in which to approve such plans and specifications or to request corrections or changes thereto. If Landlord neither approves nor disapproves any such plans and specifications within such thirty (30) day period, then Landlord shall be deemed to have approved such plans and specifications. If Landlord disapproves of all or any portion of any such plans and specifications, Landlord shall give Tenant a written explanation of the reason(s) for such disapproval and the corrections or changes that are necessary for Landlord to approve such plans and specifications. Landlord and Tenant shall fully cooperate with one another to revise any such plans and specifications until such plans and specifications are acceptable to Landlord and Tenant. Landlord may post on and about the Premises notices and give notices that Landlord shall not be liable on account of any damage or claim in connection with such construction, and Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction. Landlord’s right to review plans and specifications and monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable Laws. At Landlord’s request, Tenant shall obtain from its contractor a payment and performance bond for any Tenant Improvement that costs in excess of $25,000.00, which bonds shall be delivered to Landlord prior to commencement of work on the Tenant Improvements and shall be in form and substance reasonably satisfactory to Landlord. Upon completion of any Tenant Improvements, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant Improvements and final lien waivers from all such contractors and subcontractors. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove any Tenant Improvement requiring Landlord’s consent unless Landlord shall notify Tenant in connection with Landlord’s approval of the plans and specifications therefor, whether Tenant shall be required to remove such Tenant Improvement at the expiration of the Lease Term.

12.2. Trade Fixtures. Tenant, at its own cost and expense, may erect and install the equipment and machinery listed and described on Exhibit H attached hereto and hereby made apart hereof and such shelves, bins, equipment, machinery apparatus, appliances and other property and trade fixtures and all appurtenances thereto in the Premises (collectively “Trade Fixtures”) as it desires provided that such items do not alter the basic character of the Premises or the Project, do not overload or damage the same, and may be removed without injury to the Premises, and provided that the construction, erection, and installation thereof complies with all applicable Laws, and with Landlord’s reasonable requirements. Tenant may remove any of its Trade Fixtures from the Premises at any time and from time to time during the Lease Term provided that Tenant repairs any damage caused by such removal. Upon the expiration of the Lease Term, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal, by the last day of the Lease Term.

13. SIGNS. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media or any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Paragraph 13, Tenant shall have the right to install signage for Tenant’s business in the Premises on the exterior of the Building provided that such signage receives the prior approval of the City of St. Charles, Missouri. Upon vacation of the Premises, Tenant shall remove all signs and repair, paint, and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and conform in all respects to Landlord’s requirements as provided to Tenant in writing.

14. PARKING. Tenant shall be entitled to park in common with other tenants of the Project in those areas designated by Landlord within the Common Areas for parking. Except for parking reserved for Tenant’s use pursuant to the last sentence of this Paragraph 14 and the Exterior Storage Area, Landlord reserves the right, in its absolute discretion, to determine whether such parking facilities are becoming crowded and, in such event, to allocate parking spaces among Tenant and other tenants in the Project. All parking spaces may only be used for parking passenger vehicles, trucks, and tractor-trailers. Landlord, in addition to its other remedies, shall have the right to remove or tow away any oversized vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Notwithstanding anything to the contrary contained in this Paragraph 14, Tenant shall at all times have the exclusive right to use One Hundred (100) parking spaces in the portions of the parking areas designated as “Tenant’s Parking Area” on Exhibit G the at no additional charge to Tenant. Tenant shall have the right to place signs designating the parking spaces reserved for Tenant’s use. In addition, Tenant shall have the right to fifty-six (56) non-reserved parking spaces in the parking area.

15. FIRE AND CASUALTY DAMAGE.

15.1. Notice. If at any time during the Lease Term, the Premises or the Project is damaged by fire or other casualty, Landlord may elect upon notice to Tenant delivered as soon as practicable but not later than sixty (60) days after the date of such loss to terminate this Lease effective upon the date of such damage or destruction or to repair and reconstruct the damaged portion(s) of the Premises and/or the Project to substantially the same condition in which they existed immediately before the damage, except that Landlord shall not be required to repair and reconstruct any fixtures, additions, or other improvements that Tenant is required to insure under Paragraph 9. Notwithstanding anything to the contrary contained in this Paragraph 15.1, if the Premises are so damaged or destroyed that the Premises cannot be repaired or reconstructed within one hundred eighty (180) days from the date of such damage or destruction, Tenant may terminate this Lease by written notice delivered to Landlord within ninety (90) days following such damage or destruction.

15.2. Landlord’s Repair. If Tenant has not elected to terminate this Lease pursuant to Paragraph 15.1, above, and Landlord elects to repair and reconstruct the damaged portion(s) of the Premise and/or the Project, the repair and replacement will be made within one hundred eighty (180) days from the date of such damage or destruction, subject to delays arising from Force Majeure events, and this

Lease shall remain in full force and effect. Tenant at Tenant’s expense shall perform promptly following Landlord’s completion of the repair and reconstruction to be performed by Landlord, subject to delays arising from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly after the completion of all required repairs and reconstruction, reenter the Premises and commence doing business in accordance with this Lease. Tenant may terminate this Lease by notice to Landlord (given within 10 days after the 180-day period) if Landlord’s repair or reconstruction has not been substantially completed within such 180-day period plus any period by which such repair or replacement was delayed by any act or neglect by Tenant or its contractors or Force Majeure events.

15.3. Base Rent Abatement. If the Premises or a portion thereof is not usable as a result of damage by fire or other casualty to the Premises or building in which the Premises are located, and Landlord elects to repair and/or reconstruct the damaged improvements, Base Rent shall be abated for the period of repair and reconstruction in the proportion which the area of the Premises which is not usable by Tenant bears to the total area of the Premises. Except as otherwise expressly provided in this Lease, such abatement shall be the sole remedy of Tenant, and to the extent permitted by applicable law, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

16. CONDEMNATION. If the whole or any substantial part of the Premises or the Project should be taken for any public or quasi—public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would prevent or materially interfere with the permitted use of the Premises, Landlord or Tenant may terminate this Lease as of the date of such Taking and/or date Tenant abandons the Premises, whichever date occurs later, by giving written notice to the other party. If, in Landlord’s reasonable judgment, any such Taking would materially interfere with or impair its ownership or operation of the Project, then upon written notice by Landlord to Tenant this Lease shall terminate. If this Lease is terminated pursuant to this Paragraph 16, Monthly Base Rent and Monthly Operating Expense payments shall be apportioned as of the date of such Taking and/or date Tenant abandons the Premises, whichever occurs later. If part of the Premises shall be Taken and this Lease is not terminated as provided above, (i) the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and (ii) Tenant’s Proportionate Share and Monthly Operating Expense payment shall be adjusted accordingly. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recovered by Tenant for moving expenses and to the extent that same shall not diminish Landlord’s award, damage to Tenant’s Trade Fixtures. If fifty percent (50%) or more of the parking spaces allocated for Tenant’s use under this Lease is taken by condemnation, Tenant may terminate this Lease. If fifty percent (50%) or more of the parking area located on the Land is taken by condemnation, either party shall have the right to terminate this Lease pursuant to this Section.

17. ASSIGNMENT AND SUBLETTING.

17.1. General. Except as otherwise provided in Paragraph 17.2 of this Lease, without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law and shall bind any permitted assignee or sublessee. For purposes of this paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless Tenant’s ownership interests are publicly traded. If Tenant requests Landlord’s consent to any assignment, subletting or other transfer, then Tenant shall provide Landlord with a written description of all terms thereof, copies of the proposed documentation and the following information about the proposed assignee, sublessee or other transferee: name and address; reasonably satisfactory information about its proposed business and business history; its proposed use of the Premises; banking, financial and other credit information; and other information reasonably sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. If Landlord consents to a proposed assignment, subletting or other transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it assumes the Tenant’s obligations hereunder. Landlord’s consent to any assignment, subletting or other transfer shall not waive Landlord’s rights as to any subsequent assignment, subletting or transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out—of—pocket expenses in connection with any assignment, sublease or other transfer.

17.2. Affiliate Transfers. Notwithstanding anything to the contrary contained in subparagraph 17.1 above, Tenant may assign or sublet the Premises or any part thereof to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”) without the prior written consent of Landlord for so long as any such Tenant Affiliate has the same or better financial strength as Tenant had as of the date of this Lease, as evidenced in a manner reasonably acceptable to Landlord. In such event, Tenant must give Landlord at least ten (10) days prior written notice, furnish appropriate financial documentation concerning such Tenant Affiliate and execute and deliver to Landlord such instruments as Landlord may reasonably request with such respect to any such assignment or subletting.

17.3. Termination. Upon Landlord’s receipt of Tenant’s written notice of a desire to assign or sublet the Premises, or any part thereof (other than to a Tenant Affiliate), if Tenant has advised Landlord of Tenant’s intent to sublet fifty percent (50%) or more of the Premises, Landlord shall have the right, to be exercised by giving written notice to Tenant within twenty (20) days after receipt of Tenant’s notice, to terminate this Lease with respect to the portion of the Premises described in Tenant’s notice, as of the date specified in Tenant’s notice for the commencement of the proposed assignment or sublease.

17.4. Additional Compensation. In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder fifty percent (50%) of all such excess consideration within 10 days following receipt thereof by Tenant. For purposes hereof, “excess consideration” shall be determined taking into account Tenant’s payment of the following with respect to any such assignment or sublease: (i) reasonable attorneys’ fees, (ii) tenant improvement allowances or rental concessions, (iii) brokerage commissions, (iv) advertising costs and (v) any other reasonable costs or fees associated with the transaction.

17.5. No Release. Notwithstanding any assignment, subletting or other transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignments or sublettings). If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon the occurrence of an Event of Default hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

17.6. Landlord Transfer. Landlord may transfer, in whole or in part, the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then except as otherwise set forth in Paragraph 5 or this Lease with respect to the Security Deposit, Landlord shall thereby be released from any further obligations hereunder provided that the assignee thereof agrees in writing to assume all of Landlord’s covenants, obligations and agreements under this Lease.

18. INDEMNIFICATION AND WAIVER.

18.1 By Tenant. Except for any loss or damage covered by Landlord’s insurance, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord’s partners, officers, directors, agents and employees, from and against any and all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) for injuries to any person and except as provided in Paragraph 9.3 of this Lease, damage to or theft or misappropriation or loss of property occurring in or about the Project, and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises (including, without limitation, any alteration by Tenant) or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under the provisions of this Paragraph 18. Landlord and its partners, officers, directors, agents and employees shall not be liable for, and Tenant hereby waives all claims against such parties for, injury to persons or damage to property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or in or about the Project from any cause whatsoever, except for injury or damage caused by the negligence or willful misconduct of Landlord, or its agents, employees or contractors.

18.2 By Landlord. Landlord agrees to indemnify, defend and hold harmless Tenant, and Tenant’s partners, officers, directors, agents and employees, from and against any and all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) for injuries to any person and, except as provided in Paragraph 9.3 of this Lease, damage to or theft or misappropriation or loss of property occurring in or about the Common Areas, from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed under this Lease or due to any other act or omission of Landlord, its assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Landlord’s obligations under the provisions of this Paragraph 18. Tenant and its partners, officers, directors, agents and employees shall not be liable for, and Landlord hereby waives all claims against such parties for, injury to persons or damage to property sustained by Landlord or any person claiming through Landlord resulting from any accident or occurrence or in or about the Common Areas from any cause whatsoever, except for injury or damage caused by the negligence or willful misconduct of Tenant, or its agents, employees or contractors.

19. INSPECTION AND ACCESS. Landlord and its agents, representatives, and contractors, upon reasonable notice to Tenant, shall have the right to enter the Premises during Tenant's normal office hours (which hours are 8:00 a.m. to 5:00 p.m.) at such time as Landlord or its agents, representatives and contractors may be accompanied by a representative of Tenant, to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease.

Notwithstanding the preceding sentence, if there is an emergency, Landlord at any time, may enter the Premises without notice to Tenant. Landlord and Landlord’s representatives, upon reasonable notice to Tenant, may enter the Premises during Tenant’s normal office hours for the purpose of showing the Premises to prospective lenders or purchasers or, during the last six (6) months of the Lease Term, prospective tenants; in addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available to let (provided that such “to let” sign may only be erected during the last six (6) months of the Lease Term) or that the Project is available for sale.

20. QUIET ENJOYMENT. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord, but not otherwise.

21. SURRENDER.

21.1. Removal/Repair. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Landlord may, by notice to Tenant, require Tenant at Tenant’s expense to remove any or all Trade Fixtures and/or any or all Tenant Improvements that Landlord requires Tenant to remove pursuant to Paragraph 12.1 of this Lease and to repair any damage caused by such removal. Landlord will not require removal of any part of the Landlord’s Work or any tenant improvements existing in the Premises prior to the Commencement Date of this Lease. Any Trade Fixtures, Tenant Improvements, or other property not so removed by Tenant as permitted or required herein within fifteen (15) days following Tenant’s receipt of Landlord’s written demand therefor, shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. All Tenant Improvements except those that Landlord requires Tenant to remove shall remain in the Premises as the property of Landlord.

21.2. Survival. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, all payment obligations with respect to Operating Expenses and all obligations concerning the condition and repair of the Premises.

22. HOLDING OVER. If, for any reason, Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to one hundred fifty percent (150%) the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition, Tenant shall be liable for all direct damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 22 shall not be construed as consent for Tenant to retain possession of the Premises.

23. EVENTS OF DEFAULT. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(i) Tenant shall fail to pay any installment of Base Rent, Operating Expense Payment or any other payment required herein when due, and such failure shall continue for a period of five (5) business days from the date such payment was due; provided, however, Landlord agrees to give Tenant written notice thereof up to two (2) times in any consecutive twelve (12) month period, and Tenant shall have three (3) business days after receipt of said notice to cure the Default.

(ii) Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (A) become insolvent; (B) admit in writing its inability to pay its debts; (C) make a general assignment for the benefit of creditors; or (D) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

(iii) Any case, proceeding or other action against Tenant or any guarantor or surety of Tenant’s obligations hereunder shall be commenced seeking (A) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent; (B) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (C) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action results in the entry of an order for relief against it which is not dismissed within 60 days of its filing or entry.

(iv) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

(v) There shall occur any assignment, subleasing or other transfer of Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease.

(vi)  Subject to Tenant’s right under Paragraph 28 of this Lease to contest any lien or encumbrance placed against the Premises, Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within 30 days after any such lien or encumbrance is filed against the Premises.

(vii)  Tenant or any guarantor or surety of Tenant’s obligations hereunder dies or suffers a legal disability (if Tenant, guarantor, or surety is an individual) or shall be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(viii)  Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided therein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default; provided, however, if such default cannot reasonably be cured within thirty (30) days, Tenant’s failure to commence to cure such default within said 30-day period and thereafter to diligently pursue such cure to completion, provided, however, in no event may the time to cure exceed ninety (90) days.

24. LANDLORD’S REMEDIES.

24.1. General. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (i) terminate this Lease or terminate Tenant’s right of possession, but Tenant shall remain liable as hereinafter provided; and/or (ii) pursue any remedies provided for under this Lease or at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom.

24.2. Lease Termination. If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the reasonable cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions then affecting leasing, Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

24.3. Possession Termination. If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the sum of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including reasonable attorneys’ fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the reasonable costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including without limitations brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom) to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon written demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Base Rent due hereunder. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous Event of Default.

24.4. No Waiver. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord or Tenant to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of such party’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach. No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the waiving party. The terms “enter” “re-enter” “entry” or “re-entry” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.

25. LANDLORD’S DEFAULT AND LIABILITY.

25.1. Landlord’s Default. Landlord shall not be in default hereunder and Tenant shall not have any remedy or cause of action unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). If Landlord is in default hereunder, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default. All obligations of Landlord hereunder shall be construed as covenants not conditions; and except for Landlord’s indemnity obligations under Paragraph 18.2 of this Lease, only all such obligations accruing during the period of Landlord’s ownership of the Premises will be binding upon Landlord.

25.2. Landlord’s Liability. The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer of such owner of its interests in the Premises and provided that the transferee of such owner agrees in writing to assume all of the covenants, agreements and obligations of such owner under this Lease (including, without limitation, such owner’s obligations respecting the Security Deposit under Paragraph 5), such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s-ownership. Any liability of Landlord under this Lease and/or with respect to the Project, the Common Areas, the Premises or otherwise shall be limited solely to its interest in the Project (including the income received therefrom and the net proceeds resulting from a sale thereof), including mortgaged interest, and in no event shall any personal liability be asserted against Landlord and/or its partners, officers, directors, agents or employees in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord or such other parties.

26. Intentionally omitted.

27. SUBORDINATION. This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the’ Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such reasonable instruments of attornment as shall be requested by any such holder. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust. As an express condition of such subordination, Landlord shall cause the holder of any future mortgage or deed of trust to execute a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to Tenant pursuant to which such holder agrees that so long as no Event of Default exists, Tenant’s use or possession of the Premises shall not be disturbed, nor shall its obligations be enlarged or its rights be abridged hereunder by reason of any foreclosure, sale or transfer of the Premises under any such mortgage or deed of trust.

28. MECHANIC’S LIENS. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease, Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner reasonably satisfactory to Landlord within such 30 day period.

29. LANDLORD’S LIEN/SECURITY INTEREST. Intentionally deleted.

30. ESTOPPEL CERTIFICATES. Tenant agrees, from time to time, within10 business days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other factual matters pertaining to this Lease as may be reasonably requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease. No cure or grace period provided in this Lease shall apply to Tenant’s obligations to timely deliver an estoppel certificate.

31. ENVIRONMENTAL REQUIREMENTS.

31.1. General. Except for those materials and substances listed and described on Exhibit I attached hereto and hereby made a part hereof and such incidental cleaning agents and solutions or maintenance materials used in the ordinary course or materials and goods stored as part of Tenant’s operations in the Premises (but such use and storage shall be in compliance with all Environmental Requirements), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or store or use any Hazardous Material in or about the Premises without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in compliance with all Environmental Requirements, and will obtain, comply with, and properly maintain all permits and licenses, or applications required by Environmental Requirements for its operations. The term “Environmental Requirements” means the requirements of all applicable present and future statutes, regulations, ordinances, rules, codes, or other similar enactments of any governmental authority of agency, and any applicable judicial, administrative or regulatory decrees, judgments, orders, or policies regulating or relating to any Hazardous Materials or pertaining to health, safety, industrial hygiene, or the environmental conditions on, under, or about the Premises including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Federal Hazardous Materials Transportation Act; and all state and local counterparts, supplements or additions thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes petroleum (as defined in CERCLA), friable asbestos and any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements.

31.2. Indemnity. Tenant shall indemnify, defend, and hold Landlord, any its partners, officers, directors, agents and employees harmless from and against any and all manner of losses (excluding diminution in value of the Premises or the Project) (including, without limitation, loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), fines, penalties, administrative and judicial proceedings, judgments, settlements, expenses (including, without limitation, reasonable consultant fees, attorneys’ fees, or expert fees) which arise during or after the Lease Term which are brought or recoverable against, or suffered or incurred by Landlord or such parties as a result of any breach of the obligations under this Paragraph 31 or any noncompliance with any Environmental Requirement by Tenant, it agents, employees, contractors, subtenants, or invitees, regardless of whether Tenant had knowledge of such noncompliance, and which further shall include the Tenant’s use and/or storage of any item set forth on Exhibit I. Tenant shall bear the burden of proof by a preponderance of the evidence that the foregoing indemnification is inapplicable to any claim for indemnification by Landlord. The indemnification and hold harmless obligations of Tenant shall survive any termination of this Lease, any renewal, expansion or amendment of this Lease and/or the execution and delivery of any new lease with Tenant covering all or any portion of the Project. Notwithstanding anything in this Lease to the contrary, Tenant has no responsibility for any Hazardous Materials brought upon, produced, stored, used or discharged on or in the Project except by Tenant, Tenant’s employees, agents, contractors, subtenants, invitees, or affiliates.

31.3. Assessments. During the Lease Term, if Landlord in good faith believes that Tenant has failed to comply with any Environmental Requirement, Landlord shall have access to, and a right to perform inspections and tests of, the Premises as it may require to determine Tenant’s compliance with Environmental Requirements and Tenant’s obligations under this Paragraph 31. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal, based on Landlord’s reasonable determination, that Tenant has not complied with all Environmental Requirements, in which case Tenant shall immediately, upon demand, reimburse Landlord for the cost of such inspection and tests. At the expiration or earlier termination of this Lease, if Landlord in good faith believes that Tenant has failed to comply with any Environmental Requirement, Landlord shall have the right, at its option, to undertake an environmental assessment of the Premises to determine Tenant’s compliance with all Environmental Requirements. Such environmental assessment shall be conducted at Landlord’s expense unless such assessment determines that Tenant has not complied with all Environmental Requirements, in which case Tenant shall immediately, upon demand, reimburse Landlord for the cost of such assessment. Landlord and Tenant agree that Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

31.4 Reports. Within fifteen (15) days after the complete execution of this Lease by Landlord and Tenant, Landlord (or its immediate successor, North Market Center, L.P.) shall deliver to Tenant complete copies of all investigations and reports concerning the environmental condition of the Project and/or the Land (including, without limitation, environmental site assessment reports, soil test reports and water test reports) obtained by or provided to Landlord (or its immediate successor, North Market Center, L.P.) prior to the date hereof. The 31.2 Tenant Indemnity shall not be effective until the Reports in 31.4 are delivered to Tenant.

32. MORTGAGEE’S REQUIREMENTS. If any mortgagee should require that this Lease be amended in any manner (other than in the description of the Premises, the Lease Term, the purpose, or the rent hereunder) which amendment does not materially adversely affect the rights and interests of Tenant hereunder, Landlord shall give written notice thereof to Tenant, which notice shall be accompanied by a lease supplement agreement embodying such amendments. Tenant shall, within 10 business days after receipt of Landlord’s notice, consent to such amendments and execute the tendered lease supplement agreement.

33. RULES AND REGULATIONS. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable written rules and regulations at any time or from time to time established by Landlord covering use of the Premises, the Common Areas and/or the Project provided that no such rule or regulation shall materially conflict with or materially diminish any right granted to Tenant under this Lease. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord acknowledges and agrees that notwithstanding anything to the contrary contained in any such rules and regulations, (i) trucks (including tractor/trailer combinations) servicing Tenant’s business on the Premises and vehicles belonging to business visitors to Tenant’s business on the Premises may park overnight in the parking places reserved for Tenant’s exclusive use pursuant to Paragraph 14 of this Lease, (ii) Tenant may install one or more antennas and satellite dishes on the Building in locations reasonably acceptable to Landlord, and (iii) Tenant may install a card key access system at the main entrance to the Premises, without Tenant being deemed to be in breach of any such rules and regulations. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project. On or prior to the Commencement Date, Landlord shall provide Tenant a copy of any such existing rules and regulations. Landlord shall provide Tenant fifteen (15) days written notice of any amendment to any existing rules and regulations or the adoption of any new rules and regulations regarding the use of the Premises, the Common Areas and/or the Project.

34. SECURITY SERVICE. Tenant acknowledges and agrees that Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other injury (including death) or damage suffered or incurred by Tenant or its employees or agents in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant, upon receiving Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, shall be allowed to install security system at Tenant’s sole expense, and Tenant shall pay any security fee relating thereto.

35. FORCE MAJEURE. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental actions, civil commotion, fire or other casualty, and any causes beyond the reasonable control of Landlord or Tenant, as the case may be (“Force Majeure”).

36. ENTIRE AGREEMENT. This Lease constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior letters of intent, agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

37. SEVERABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future Laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

38. BROKERS. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the second page of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

39. LIMITED WAIVER. Tenant represents and acknowledges that it has knowledge and experience in financial and business matters sufficient to enable Tenant to evaluate the merits and risks of business transactions generally and the transactions contemplated by this Lease in particular; that Tenant is not in a significantly disparate bargaining position with respect to Landlord or this transaction; that Tenant has been or was afforded the opportunity to be represented by counsel of its own selection in connection with this Lease; and Tenant hereby waives the applicability of the provisions of any applicable deceptive trade or similar laws with respect to this Lease and the transactions contemplated hereby.

40. MISCELLANEOUS.

(a) Any payments or charges due from Tenant to Landlord hereunder, including, without limitation, all Operating Expense Payments, shall be considered rent for all purposes of this Lease.

(b) If and when included within the term “Tenant’, as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses set forth beneath their respective signatures to this Lease. Either party may by notice given as aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(d) Intentionally omitted.

(e) At Landlord’s request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders.

(f) Neither this Lease nor a memorandum of lease shall be filed or recorded by or on behalf of Tenant with any public official or recorder’s office. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(g) The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(h) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties and, if applicable, any guarantor of Tenant’s obligations hereunder.

(i) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provisions hereof, or in any way affect the interpretation of this Lease.

(j) Any amount not paid by Tenant within 5 days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or ten percent (10%) per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(k) Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of law.

(1) Time is of the essence as to the performance of Landlord’s and Tenant’s obligations under this Lease.

(m) All riders, exhibits and addendum attached hereto are hereby incorporated into this Lease and made a part hereof. The following riders, exhibits and addenda are attached hereto:

Exhibit A -	Legal Description
Exhibit B -	Floor Plan
Exhibit C -	Renewal Option
Exhibit D -	Commencement Date Confirmation
Exhibit E -	Landlord’s Work
Exhibit F -	First Right of Refusal
Exhibit G -	Site Plan
Exhibit H -	Machinery and Equipment
Exhibit I -	Materials and Substances
Exhibit J -	Guaranty

(n) Landlord reserves the following rights with respect to the Project and the Premises: (i) to place upon the exterior walls of the Project signs of Landlord’s own choosing, including, without limitation, signs indicating the name of the Project provided, however, that Landlord shall not install any signs, advertisements, notice or tenant identification information on the exterior of the Premises which materially impairs or diminishes the visibility of the Premises from the front of the Building;; (ii) to change the name or address of the Project or the Premises provided that Landlord shall reimburse Tenant for any reasonable costs incurred by Tenant in connection with revising its stationery and advertising as a result of a change in the address of the Premises by Landlord; and (iii) to retain keys (or a key card, if applicable) to the Premises so as to have access thereto at all times in case of an emergency.

(o) In the event that any party brings suit to construe or enforce the terms of this Lease, or raises this Lease as a defense in a lawsuit brought by the other party, the prevailing party shall recover its attorney’s fees and expenses from the non-prevailing party.

(p) Tenant Allowance.

Landlord shall provide Tenant with an allowance up to One Million Three Hundred and Sixteen Thousand Two Hundred and Five Dollars ($1,316,205.00) (the “Allowance”) to be applied towards the cost of Landlord’s Work as set forth on Exhibit E. Tenant shall be responsible to pay for the amount by which the total cost of Landlord’s Work, and/or tenant improvements, exceeds the Allowance (One Million Three Hundred and Sixteen Two Hundred and Five Dollars ($1,316,205.00). If Tenant desires, Landlord shall finance, at the rate of eight percent (8%), up to an additional Two Hundred and Thirty Thousand Seven Hundred and Sixty-Nine Dollars ($230,769.00) of the portion of the total cost of Landlord’s Work that exceeds the Allowance, which amount, shall be repaid to Landlord in One Hundred and Twenty (120) equal installments. The amount of each such monthly installment shall constitute additional rent and shall be payable concurrently with the monthly base rent installments payable by Tenant during the Initial Lease Term, as set forth on the Table on page 1 of this Lease. Landlord and Tenant shall execute a document to reflect this additional cost, if any, when determined.

(q) This Lease and any addendum or amendment hereto and the Guaranty may be executed via facsimile, and the parties agree that the facsimile execution shall be binding upon the parties and shall have the same effect as an original bearing original signatures.

[Remainder of page intentionally left blank. Signature page follows.]

In witness whereof, Landlord and Tenant have executed this Lease as of the date set forth above.

TENANT:		LANDLORD:

LEONARD’S METAL, INC.		WELSH FOUNTAIN LAKES, L.L.C.

By:	/s/ Lawrence E. Dickinson	By:	/s/ John S. Brumbock
Name:	Lawrence E. Dickinson	Name:	John S. Brumbock
Title:	Chief Financial Officer	Title:	Vice President

Address:		Address:

3600 Mueller Road		7807 Creekridge Dr.
St. Charles, MO 63301		Minneapolis, MN 55349

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

PREMISES FLOOR PLAN

EXHIBIT C

OPTION TO RENEW

1. Provided no Event of Default shall have occurred and is continuing, Tenant shall have the option to renew the Lease Term for two (2) consecutive additional periods of three (3) years each (each three (3) year period is hereinafter referred to as a “Renewal Term”). The option to renew the Lease for each Renewal Term must be exercised in a written notice thereof by Tenant (a “Notice to Renew”) delivered to Landlord at least six (6) months prior to the expiration of the initial Lease Term in the case of the first Renewal Term and at least six (6) months prior to the expiration of the first Renewal Term in the case of the second Renewal Term. If the required Notice to Renew the Lease for the first Renewal Term and/or the second Renewal Term is not delivered by said 6-month prior date, Tenant shall be conclusively deemed to have waived the option to renew. The option to renew is personal to the original Tenant under this Lease and shall not be exercisable by any successor or assignee of said original Tenant.

2. All provisions of this Lease, as hereafter amended or modified, shall apply to Tenant’s leasing of the Premises during a Renewal Term except that the Base Rent payable by Tenant during each Renewal Term shall be equal to the Market Rent (as defined hereinafter) for the Premises as of the beginning of the applicable Renewal Term. Written notice of Landlord’s proposed Market Rent shall be sent to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Notice to Renew for the respective Renewal Term. The Lease Term (or first Renewal Term, as applicable) shall be extended by one (1) month (or fraction thereof) for each month (or fraction thereof) after the expiration of the aforesaid thirty (30) day period that Landlord fails to advise Tenant of the proposed Market Rent. Such extension will be at the same rental rate applicable as of the last day of the Lease Term (or first Renewal Term, as applicable). Tenant shall have sixty (60) days after receipt from Landlord of the proposed Market Rent to notify Landlord in writing of Tenant's decision to accept or reject the proposed Market Rent. If Tenant fails to respond to Landlord’s proposal within said sixty (60) day period then the applicable option to renew shall be null and void. If Tenant accepts the proposed Market Rent in writing within said sixty (60) day period, then the proposed Market Rent shall be the Market Rent payable by Tenant during the applicable Renewal Term. If Tenant timely notifies Landlord that Tenant rejects Landlord’s proposal, then the proposed Market Rent shall be determined according to the following procedure:

(i) Within ten (10) days after the expiration of the sixty (60) day period provided above for, each of Tenant and Landlord shall appoint an MAI appraiser (A) having at least ten (10) years experience in appraising commercial property comparable to the Premises in the St. Charles County, Missouri area, and (B) currently certified under the continuing education program of The Appraisal Institute, or its successors or assigns (any such appraiser meeting the foregoing requirements to be hereinafter called an “Appraiser”). If Tenant or Landlord fails to appoint an Appraiser during such ten (10) day period, then the Appraiser appointed by the party not failing to make such appointment shall appoint an Appraiser for and on behalf of the party so failing to appoint an Appraiser. The Appraisers appointed as aforesaid shall, for a period of thirty (30) days following their appointment, attempt to agree upon the Market Rent for the applicable Renewal Term using the standards set forth in Paragraph 3, below. If said Appraisers are unable to agree upon such Market Rent within such thirty (30) day period, said Appraisers shall appoint a third Appraiser. In case said Appraisers shall refuse or are unable to agree upon a third Appraiser, then such third Appraiser shall be appointed by the then acting president of the St. Louis Chapter of The Appraisal Institute, or its successors or assigns, or if such president shall be unwilling to make such appointment, then such third Appraiser shall be selected by drawing from a pool of two (2) or more Appraisers, which such president deems qualified. For a period of thirty (30) days after the appointment of such third Appraiser, each of the three (3) Appraisers shall independently determine the Market Rent for the applicable Renewal Term, using the standards set forth above, and the Market Rent which is neither the highest nor lowest of the determinations made by such three (3) Appraisers shall be the Market Rent for the applicable Renewal Term.

(ii) Each party shall bear the cost of the Appraiser appointed by or on behalf of it and if the third Appraiser is appointed, the cost of such third Appraiser shall be divided equally between the parties. In performing their work hereunder, the Appraisers shall (i) employ all of those techniques and approaches used by MAI appraisers in the ordinary course of their work to complete an appraisal in accordance with the standards of professional practice and code of professional ethics of The Appraisal Institute, or its successors or assigns, and (ii) conform to the uniform standards of professional appraisal practice.

3. “Market Rent” shall mean the annual rental rate then being charged by similar buildings in the area for improved space comparable to the Premises for leases commencing on or about the time of the applicable Renewal Term, taking into consideration use, location and floor level within the applicable building, the location, quality, age and reputation of the building, the definition of area with respect to which such rental rates are computed, comparative leasehold improvement, rental concessions and abatements, lease assumptions or take-overs, moving expenses, the term of the lease under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures for escalation purposes, other adjustments (including, by way of example, indexes) to base rental, and any other relevant term or condition in making such evaluation; provided, however, that in no event shall Market Rent be less than One Hundred and Five Percent (105%) of the monthly rent for the ninety-sixth (96th) month of the Lease Term.

4. The Market Rent payable by Tenant during a Renewal Term shall be paid by Tenant in equal monthly installments in the same manner as Tenant is required to pay Base Rent pursuant to Paragraph 4.1 of the Lease commencing with the first day of the applicable Renewal Term.

EXHIBIT D

COMMENCEMENT DATE CONFIRMATION

Landlord:	WELSH FOUNTAIN LAKES, L.L.C.

Tenant:	LEONARD’S METAL, INC.

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of June ____, 2006 (the “Lease”) for certain premises in the building commonly known as 411 Fountain Lakes Blvd., St. Charles, Missouri 63301 (the “Premises”). This Confirmation is made pursuant to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is and the Termination Date of the Lease is____________, and the Termination Date of the Lease is______________.

2. Intentionally omitted.

3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:	LANDLORD:

LEONARD’S METAL, INC.	WELSH FOUNTAIN LAKES, L.L.C.

By:	By:
Name:	Name:
Title:	Title:

Address:	Address: North Market Center, L.P.
1825 Bell Street, Suite 100
Sacramento, California 95825
Attention: James Gately
Facsimile: 916-929-2890

With a copy to:

Colliers Turley Martin Tucker
7701 Forsyth Blvd., Suite 500
St. Louis, Missouri 63105
Attention: Dean Mueller

EXHIBIT E - WORK LETTER

attached to and made a part of Lease bearing the Lease Reference Date of June ___, 2006 between WELSH FOUNTAIN LAKES, L.L.C., as Landlord, and LEONARD’S METAL, INC., as Tenant

WORK LETTER

The Lease, is expressly contingent upon Tenant and Landlord agreeing, in writing, to the terms of a Work Letter for the Tenant Improvements and use of the Tenant Allowance, on or before June 30, 2006.

EXHIBIT F

ONE-TIME RIGHT OF FIRST REFUSAL

1. ONE-TIME RIGHT OF FIRST REFUSAL. Provided that (i) Tenant has not been in Default hereunder at any time during the Lease Term, (ii) the creditworthiness of Tenant is then acceptable to Landlord, (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, and (iv) the current use of the Leased Premises is acceptable to Landlord, and subject to any pre-existing rights of other tenants to the Refusal Space, as defined below, and Landlord’s right to renew or extend the lease term of any other tenant with respect to the portion of the Refusal Space then leased by such other tenant, Tenant shall have a one-time right of first refusal (“Refusal Option”) to lease additional space that is adjacent and contiguous to the Leased Premises (“Refusal Space”). The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions, as are then being offered by Landlord to a specific third party prospective tenant for such space, but in no event shall such rental rate be less than the then current rental rate under this Lease. Upon notification in writing by Landlord that the Refusal Space is available, Tenant shall have five (5) business days in which to notify Landlord in writing of its election to lease the Refusal Space at such rental rates, terms, and at such square footage described above, in which event this Lease shall be amended to incorporate such Refusal Space. If Landlord and Tenant cannot agree on the form of the amendment within five (5) business days after delivery of such amendment from Landlord to Tenant, then this Refusal Option shall terminate and Landlord may lease the Refusal Space to the prospective third party. In the event Tenant declines or fails to elect to lease the Refusal Space, then this Refusal Option shall automatically terminate and shall thereafter be null and void as to such space. It is understood and agreed that this Refusal Option shall not be construed to prevent any tenant in the Building from extending or renewing its lease. If the Lease Term is extended as provided above, the Minimum Annual Rent for the extension term shall be at the then current market rate as determined by Landlord in its reasonable discretion. In the event Tenant waives its Refusal Option hereunder and the Refusal Space is leased to a third party prospective tenant, this Refusal Option shall automatically terminate and shall be of no further force or effect.

EXHIBIT G

SITE PLAN

[See attached]

EXHIBIT H

MACHINERY AND EQUIPMENT

Two (2) auto riveting machines

1 Detroit Diesel Generator

EXHIBIT I

MATERIALS AND SUBSTANCES

1. Solvents (not more than 50 gallons)
2. Methyl ethyl ketone (not more than 50 gallons)
3. Sealants
4. Touch-up paint (not more than 25 gallons)

EXHIBIT J

GUARANTY

THIS GUARANTY is made for value received, and in consideration for, and as an inducement to Lessor making the foregoing Lease with Lessee.

NOW, THEREFORE, Guarantor agrees as follows:

1. Definitions. In this Guaranty, the following terms have the meaning given:

a.	Lessor:Welsh Fountain Lakes, L.L.C.

b.	Lessee:Leonard’s Metal, Inc., a Missouri corporation

c.	Guarantor:LMI Aerospace, Inc. (hereinafter referred to as “Guarantor”).

d.	Lease Reference Date: Lease Reference Date of June ____, 2006 between Lessor and Lessee.

e.	Premises: 411 Fountain Lake Boulevard, St. Charles, Missouri 63301, which contains approximately 65,580 square feet.

Any capitalized term used in this Guaranty but not defined in this Guaranty has the meaning set forth for such term in the Lease.

2. Consideration. Lessee and Lessor have entered into the Lease for the Premises. Guarantor has reviewed the Lease and is fully familiar with the terms thereof.

3. Guaranty of Obligations. Guarantor hereby unconditionally and irrevocably guarantees to Lessor, its successors and assigns, the full and timely payment of rent and any other charges and/or monies owed under the Lease and performance of all Lessee’s obligations under the Lease and the terms, covenants and conditions thereof (collectively, the “Obligations”).

4. Guaranty Unconditional. The obligations of Guarantor hereunder shall be unconditional and absolute. Without limiting the generality of the foregoing, Guarantor shall not be released, discharged or otherwise affected by:

(a)	any settlement, compromise, waiver or release in respect of any of the Obligations;

(b)
any modification, amendment, renewal or extension of the Lease including any enlargement or change in the premises under the Lease, and Guarantor’s obligations hereunder shall apply fully to any such modification, amendment, renewal, or extension;

(c)	any assignment of Lessee’s interest under the Lease, whether or not permitted by Lessor;

(d)	the existence of any claim, setoff or other rights which Guarantor may have at any time against Lessor; and

(e)	any exercise or restraint from exercising any rights (whether under contract or by law or equity) against Lessee or any consent to or waiver of any breach of or default under the Lease by Lessee; and

(f)	the institution by or against Lessee of any bankruptcy, reorganization, arrangement insolvency or liquidation proceeds or other similar proceedings under any law for the
(g)	relief of debtors or the benefit of creditors, or the discharge by Lessee of any of the obligations pursuant to such law or proceeding; and

(h)	any invalidity or unenforceability for any reason of the Lease relating to or against Lessor.

5. Waiver. Lessor shall not be required to initiate, pursue or exhaust any remedy or claim against
Lessee as a condition to enforcement of Guarantor’s obligations under this Guaranty, and Lessor may, at its option, join Guarantor in any action or proceeding brought against Lessee to enforce any of Lessee’s obligations under the Lease, or may sue Guarantor in one or more separate proceedings. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein. Until all of Lessee’s obligations under the Lease are fully performed, Guarantor waives any right of subrogation against Lessee by reason of any payments or acts or performance in compliance with the obligations of Guarantor under this Guaranty and Guarantor subordinates any liability or indebtedness of Lessee held by Guarantor to the Obligations.

6. Guarantor’s Statements. The entity executing this Guaranty represent and warrant to Lessor that all financial information of Guarantor previously furnished to Lessor is accurate in all material respects.

7. Costs of Collection; Indemnification. Guarantor shall pay Lessor on demand, all reasonable fees and disbursements of Lessor’s attorneys related to any action or proceeding instituted by Lessor seeking to cause Guarantor to honor this Guaranty.

8. Intentionally Deleted.

9. Governing Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the state in which the Premises are located and shall constitute the entire and sole understanding of the parties hereto notwithstanding any prior oral or written statements, instruction, agreements, representations or other communications.

10. Captions. The captions herein are for convenience of reference only and shall not be considered when construing or interpreting this Guaranty. Neither this Guaranty nor any provisions hereof shall be construed against the party causing this Guaranty or such provisions to be drafted.

11. Severability. If any provision of this Guaranty or the application thereof to any person or circumstances shall in whole or in part be invalid or unenforceable, the remainder of this Guaranty shall be valid and enforced to the fullest extent permitted by law.

12. Notice. Any notice, demand or other communication with respect to this Guaranty that Guarantor or Lessor may desire to give or serve shall be in writing, by nationally recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, by prepaid telegraph, or by personal service (including express or courier service) and addressed as follows:

Address of Lessor	7807 Creekridge Dr. Minneapolis, MN 55349

Address of Guarantor:	3600 Mueller Road St. Charles, Missouri 63301

13. Successors and Assigns. The Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Guarantor may not assign its obligations hereunder, and any such assignment shall be null and void.

14. Entire Agreement. This Guaranty is the entire agreement of the Guarantor and Lessor with respect to the subject matter hereof. This Guaranty shall not be amended, modified or terminated nor may any of its provisions be waived, except by a writing signed by Guarantor and Lessor.

IN WITNESS WHEREOF, this Guaranty has been duly executed as of the date first above written.

GUARANTOR: LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Its Authorized Signatory/Officer

STATE OF MISSOURI	)
) ss.
COUNTY OF ST. CHARLES	)

On this 9th day of June, 2006, before me appeared Lawrence E. Dickinson, to me personally known, who, being by me duly sworn, did say that he is the Authorized Signator/Officer of LMI Aerospace, Inc., and that this Guaranty is signed on behalf of said corporation by authority of the Board of Directors, and said Lawrence E. Dickinson acknowledges the within Guaranty to be the free act and deed of said corporation, and that he executed the same for the purposes therein stated.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Marilyn Pavia
Notary Public in and for said
County and State

My commission expires: September 1, 2009